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                       AMENDMENT OF EMPLOYMENT AGREEMENT
                       ---------------------------------


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 15 day of November, 1996, between ZYNAXIS, INC., a Pennsylvania corporation ("Zynaxis"), and MARTYN D. GREENACRE, (the "Employee").

BACKGROUND
----------

         Zynaxis and the Employee are parties to an Employment Agreement dated May 5, 1995 (the "Employment Agreement"). CytRx Corporation, a Delaware corporation ("CytRx") and Zynaxis are in the process of negotiating an Agreement and Plan of Merger and Contribution ("Merger Agreement"), pursuant to which CytRx will lend money to Zynaxis and Zynaxis will become a wholly-owned subsidiary of Vaxcel, Inc., a wholly-owned subsidiary of CytRx. In order to ensure that Employee remains at Zynaxis pending the closing under the Merger Agreement, the parties hereto desire that the Employment Agreement be amended as provided herein. Terms are used herein as defined in the Employment Agreement unless otherwise defined herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Employment Agreement, the parties hereto, each intending to be legally bound hereby, agree as follows:

TERMS
-----

1. Employee shall continue to serve as the President and Chief Executive Officer of Zynaxis until the first to occur of (i) the termination of this employment under the terms of the Employment Agreement or (ii) the date of final closing (the "Closing Date") under the Merger Agreement.

2. Since October 1, 1996, Employee has deferred, and shall continue to defer until the Closing Date, one-third of the Base Compensation under the Employment Agreement. The parties hereto acknowledge that Employee has deferred $9,273.39 the Base Compensation through the date hereof.

3. Zynazis agrees, in the event of a closing of the Merger Agreement, to pay to Employee the following amounts, so long as Employee remains in the employ of Zynaxis until the Closing Date:

     (i) An amount equal to all the Base Compensation deferred by Employee through the Closing Date. This amount shall be paid to the Employee in a lump sum on the Closing Date.

     (ii) Severance of $29,960. This amount shall be paid to Employee in a lump sum on the Closing Date.


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     (iii)   Performance bonuses up to an aggregate amount of $55,000 will be paid to Employee on the Closing Date, payable in accordance with the following;

             A. If Zynaxis operates within the budget limits set forth in the budget attached hereto, as such budget may be altered with the consent of CytRx to accommodate investments in Cauldron (the "Budget"), during the period from October 1996 to March 1997, a bonus of $10,000 will be paid to Employee.

             B. If $1,200,191 of accounts payable and accrued expenses are satisfied at a discount of at least $114,282 by the Closing Date, a bonus of $7,000 will be paid to the Employee.

             C. If sales of assets (including, without limitation, leasehold improvements, laboratory equipment and office furniture) to Adolor Corporation and other purchasers, as contemplated by Exhibit A to the Liquidation Agreement Schedules 1 and 2, yields at least $407,000 in gross proceeds, a bonus of $15,000 will be paid to Employee.

             D. If a sublease for the 7,600 square feet at the east end of Zynaxis' current headquarters is executed with a rental rate not less than the current rates paid by Adolor Corporation under the sublease dated May 15, 1995 between Zynaxis and Adolor Corporation, for an initial term not to exceed twelve months, or such space is transferred to the purchaser of the Cauldron business by the Closing Date, a bonus of $8,000 will be paid to Employee.

             E. If the Zyn-Linker therapeutic technology rights are sold to Phanos under the terms of the Option Agreement between Zynaxis and Phanos dated September 23, 1996 for at least $525,000, a bonus of $15,000 will be paid to Employee.

4. In the event the Merger Agreement is not executed on or before November 22, 1996, or negotiations between the parties are otherwise sooner terminated, this Amendment shall be null and void, and of no further force and effect, in which event Employee shall have no further obligation to defer any portion of his Base Compensation and Zynaxis shall pay to Employee, as promptly as possible, all unpaid deferred amounts.

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5.   Except as expressly modified hereby, the Employment Agreement is hereby ratified and confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have hereunto duly executed this Amendment as of the date first written above.

                                       ZYNAXIS, INC.


                                 By: /s/ Stephen K. Reidy
                                 ------------------------
                                 Chairman, Compensation Committee


                                 /s/ Martyn D. Greenacre
                                 -----------------------
                                 President & Chief Executive Officer